Etsy Announces New $750 Million Share Repurchase Authorization and appointment of Fred Wilson as Lead Independent Director

Brooklyn, NY – December 18, 2025 – Etsy, Inc. (NYSE: ETSY), the global marketplace for unique and creative goods, today announced that its Board of Directors has approved a new $750 million share repurchase authorization. When combined with the estimated remaining capacity of over $200 million1 under the Company’s existing share repurchase Board authorization, Etsy will have authorization for close to $1 billion of potential future share repurchases.

In addition, the Board has appointed the current Chair of the Board, Fred Wilson, as Lead Independent Director effective January 1, 2026. The appointment follows the previously announced leadership transition in which Kruti Patel Goyal will become Chief Executive Officer and Josh Silverman will step down as Chief Executive Officer to become Executive Chair, effective the same date.

Commenting on the share repurchase authorization, Mr. Silverman said, “We see significant value in our shares, and we and our Board have confidence in the near-term growth priorities that have been put in place by our incoming Chief Executive Officer, Kruti Patel Goyal. Given we had approximately $1.6 billion2 in cash at the most recent quarter-end, and generated strong free cash flow, this new authorization will allow us to continue our track record of share repurchases, while also making strategic and disciplined investments in support of both Etsy’s and Depop’s growth.”

Silverman added, “Appointing a Lead Independent Director is an important governance best practice, and Fred is exceptionally well suited for this position. He oversaw our previous leadership transition at Etsy, and brings deep experience, strong independent judgment, and a long history of thoughtful stewardship. I’m grateful for his continued partnership as he steps into this important role.”

“I’m honored to become Etsy’s Lead Independent Director at this exciting time for the Company,” said Wilson. “I look forward to working closely with Josh and Kruti, and the rest of Etsy’s leadership team, to help guide the Company as it enters its next chapter.”

Further information about the Share Repurchase Authorization

Under the authorization, the Company may repurchase shares of its common stock from time to time through open-market purchases, privately negotiated transactions, or other approaches consistent with applicable securities laws, including pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.
1 Represents an estimate of the approximate dollar amount expected to be remaining on Etsy’s October 2024 share repurchase program as of December 31, 2025.
2 Includes cash and cash equivalents, short-term and long-term investment balance as of September 30, 2025.

The timing and amount of any repurchases will be determined by management and depend on a number of factors, including, but not limited to, stock price, trading volume, and general market conditions, along with the Company’s working capital requirements, general business conditions, and other factors. The authorization does not have an expiration date, may be modified, suspended, or terminated at any time at the Company’s discretion, and does not obligate the company to acquire any amount of common stock.

About Fred Wilson

Fred Wilson is the Founder and Partner of Union Square Ventures and has served on Etsy’s board since 2007. He provides significant experience in corporate governance, technology company strategy, and scaling businesses in growth. He is also a well-known thought leader on technology, venture capital, and management matters.

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy, Inc. also owns fashion resale marketplace Depop. Our marketplaces operate independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
Sarah Marx, Senior Director, Investor Relations
ir@etsy.com

Media Relations Contact:
Lauren Bayse, Senior Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical facts, including statements relating to estimated remaining capacity under our existing share repurchase program, future cash flow, investments in the business or growth, potential share repurchases, and the timing of announced leadership transitions. In some cases, forward-looking statements can be identified by terms such as "expect," "intend," "may," "plan," "will," or similar expressions and derivative forms and/or the negatives of those words. Many factors could cause the actual results to differ materially from those expressed in these forward-looking statements. These and other risks and uncertainties are more fully described in Etsy's filings with the Securities and Exchange Commission, including in the section titled "Risk Factors" in Etsy's Quarterly Report on Form 10-Q for the quarter ended Sept 30, 2025, and subsequent reports that Etsy files with the Securities and Exchange Commission. In light of these risks, you should not place undue reliance on such forward-looking statements.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.